EX 99.1

NEWS RELEASE

Contact: FTI Consulting

Julie Prozeller / Amy Pesante

(212) 850-5600

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES RECORD FISCAL FIRST QUARTER
RESULTS
REVENUE INCREASED 50.2% TO A RECORD $261.6 MILLION AND
DILUTED OPERATING EARNINGS PER SHARE INCREASED 56.3% TO A RECORD
$0.50 PER SHARE;
ADJUSTED EBITDA INCREASED 51.0% TO A RECORD $74.0 MILLION

BERWYN, Pennsylvania, October 27, 2011 – DFC Global Corp. (formerly Dollar Financial Corp.) (NASDAQ:DLLR — News), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced its results for the fiscal first quarter ended September 30, 2011.

Fiscal 2012 First Quarter Highlights

•	Consolidated total revenue grew to a record $261.6 million for the quarter, an increase of $87.4 million, or 50.2%, compared to the three months ended September 30, 2010. On a constant currency basis, total consolidated revenue increased by $76.5 million, or 43.9%.

•	Total consumer lending revenue increased to $157.0 million for the quarter, representing an increase of $65.0 million, or 70.7%, compared to the prior year period. Revenue from internet-based loans grew to $59.2 million for the quarter compared to $11.6 million for the three months ended September 30, 2010.

•	Total revenue from pawn lending increased to $20.8 million for the three months ended September 30, 2011 compared to $6.3 million for the prior year period. Pawn lending represented 8.0% of total consolidated revenue for the three months ended September 30, 2011 compared to 3.6% for the prior year’s quarter.

•	Consolidated adjusted EBITDA was a record $74.0 million for the three months ended September 30, 2011, representing an increase of $25.0 million, or 51.0%, compared to the prior year’s quarter, while also increasing by $20.8 million, or 42.4%, on a constant currency basis during the same period.

•	Diluted operating earnings per share was $0.50 for the fiscal 2012 first quarter compared $0.32 for the first quarter of the prior fiscal year, representing an increase of 56.3%.

Discussion on Presentation of Information

The U.S. Dollar was weaker in relation to the Canadian Dollar during the quarter, as compared to the prior year period, with the average value of the Canadian Dollar increasing approximately 6% relative to the U.S. Dollar. In addition, the average value of the British Pound Sterling increased approximately 4% when measured against the U.S. Dollar during the same period. Consequently, fluctuations in currency rates had a moderate affect on a net basis on year-over-year comparisons of the Company’s consolidated financial results. As a result, the Company is providing some country comparisons on a constant currency basis.

Fiscal 2012 First Quarter Overview
Commenting on the first quarter, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “I am pleased to announce another quarter of record results for our Company. Total consolidated revenue for the quarter increased by 50.2% to a record $261.6 million, while total adjusted EBITDA increased by 51.0% to a record $74.0 million. Including the recent acquisition of the Risicum internet lending business in Scandinavia, total consumer lending revenue increased by 70.7%, or $65.0 million, over the prior year’s quarter. Moreover, aggregate revenue derived from internet lending in the United Kingdom, Scandinavia and Canada grew to $59.2 million for the quarter compared to $11.6 million for the three months ended September 30, 2010.”

Jeff Weiss continued, “In July 2011, we announced the acquisition of Risicum, the leading provider of internet loans in Finland and headquartered in Helsinki. Established in 2005, Risicum provides loans predominantly in Finland through both internet and mobile phone technology, utilizing multiple brands to target specific customer demographics. Risicum also provides internet and telephony-based loans in Sweden. The acquired technology and collections platform is scalable for growth and exportable to other countries in Northern Europe. Additionally, the acquisition further expands our global footprint and product portfolio to originating unsecured short-term loans in Finland and Sweden, which nicely dovetails with our market position as the leading pawn lender in Scandinavia. Given its long-standing product regulations and fragmented competitive landscape, Scandinavia continues to be a strategic market for our products and services. As a result of this acquisition, we now offer internet loans in four countries (U.K., Finland, Sweden, and Canada) and we expect to add other European countries to this list in the foreseeable future.”

“Internet lending is currently our fastest growing product, and thus far, we have seen very little overlap between our internet and store based customers. The internet channel seems to be attracting a new and slightly younger demographic to our customer base, who is technology savvy and prefers to transact business on-line as opposed to in a storefront location. Another benefit of the internet is that it extends our customer reach to less populated areas, where a store-based model may not be practical or economical. We believe the internet channel is also one of the most efficient and cost-effective ways to access the ALICE (or Asset-Limited, Income-Constrained, Employed) population in new countries, as it enables quicker access to these customers without having to first construct or acquire a more expensive store network.”

Jeff Weiss continued, “Our second fastest growing product, secured pawn lending, contributed $20.8 million of revenue during the quarter, more than tripling the $6.3 million of revenue for the three months ended September 30, 2010. Including the acquisition of Sefina, our total pawn loan book for the United Kingdom and Scandinavia combined was $137.0 million at the end of the quarter, compared to $39.0 million as of September 30, 2010. We believe this positions us as the largest pawn loan provider in Europe by loan book size and the third largest provider worldwide. Since pawn loans are provided based on secured collateral, as opposed to employment or future earnings, demand for pawn loans tends to be strong regardless of economic environment, which we believe further insulates our business from the effects of changes in general economic conditions. Pawn lending is one of the oldest, most understood and generally accepted businesses around the world, and in many countries is a primary source of credit for a variety of socio-economic groups. Today, in many parts of the world pawn lending resides primarily in the form of smaller “mom and pop” type establishments, particularly in Europe. Our opportunity and strategy is to consolidate the pawn lending industry in targeted European countries through the acquisition of these smaller store chains, by leveraging our extensive product knowledge, strong management team and back-office infrastructure in both the United Kingdom and Scandinavia.”

Fiscal 2012 First Quarter Business Update
Total consolidated revenue in the United Kingdom increased by £35.6 million, or 89.3%, for the quarter compared to the three months ended September 30, 2010. Consumer lending revenue grew by £29.9 million, or 141.2%, for the three months ended September 30, 2011, compared to the first quarter of the prior fiscal year, reflecting additional revenue from the Company’s internet lending businesses, as well as continued strong performance and growth of the “bricks and mortar” store based business. Same store sales in the United Kingdom with respect to consumer lending, which considers stores that were open for at least fifteen months, increased by a very strong 36.8% during the quarter. Revenue from internet lending in the United Kingdom, which was bolstered by the acquisition of the MEM internet lending business in April 2011, increased to £31.1 million for the quarter ended September 30, 2011, compared to £7.4 million for the prior year’s quarter. Finally, the United Kingdom pawn lending business contributed £6.8 million of total revenue for the quarter, representing growth of 68.1% over the prior year period. Additionally, the Company opened 19 new stores in the United Kingdom during the quarter, which amounts to 74 new store openings over the past twelve months.

Total consolidated revenue in Canada increased by C$6.0 million, or 7.8%, over the prior year’s quarter. Consumer lending revenue increased by C$3.1 million, or 7.2%, for the fiscal first quarter, reflecting new customer growth from the Company’s television advertising campaigns designed to highlight its competitive pricing advantage to customers. The Company’s newly developed internet lending channel in Canada generated C$0.7 million of total revenue for the quarter, and is expected to increase in future quarters as the Company further expands this product into additional provinces and territories. Debit card sales in Canada increased by 22.9% for the quarter as a result of a renewed focus on customer loyalty programs.

Sefina, the Scandinavian secured pawn lending business acquired in December 2010, contributed $9.9 million of total revenue and $4.4 million of adjusted EBITDA for the three months ended September 30, 2011. The pawn loan book for the 28 stores in Sweden and Finland, which is primarily composed of loans on high-quality gold and fine jewelry, was $74.3 million at the end of the fiscal quarter. Risicum, the internet and telephony based lending business operating in Sweden and Finland, contributed $8.3 million of revenue and $3.5 million of EBITDA during the quarter.

The consolidated loan loss provision, expressed as a percentage of gross consumer lending revenue, was 20.2% for the quarter ended September 30, 2011 compared to 18.0% for the three months ended June 30, 2011, and represents an aggregation of both store-based loans and a rapidly growing proportion of internet loans in the United Kingdom, Scandinavia and Canada. Internet loans typically carry higher loan losses, but with significantly lower fixed operating costs than the Company’s existing store based businesses in those countries. Looking to the future, and considering the anticipated continued growth of the Company’s global internet lending business in relation to its store-based businesses, the Company expects the consolidated loan loss provision, expressed as a percentage of lending revenue, to continue to increase moderately on a quarterly basis, but with overall profit margins for the internet lending business comparable to the existing store based businesses. As a percentage of loan originations or principal lent, the consolidated loan loss provision for the quarter ended September 30, 2011 was 4.2%. With respect to the recent weakening economic environment, the Company is prepared to tighten its lending criteria if the global economies further deteriorate, as it had successfully done in previous recessionary periods.

Fiscal 2012 First Quarter Financial Results

For the three months ended September 30, 2011, the Company incurred $22.1 million of net one-time charges, principally related to a $16.8 million net unrealized, non-cash mark-to-market valuation loss on the Company’s debt and legacy cross-currency interest rate swap agreements, and a $4.0 million provision for litigation settlements. Including these net one-time charges, income before income taxes on a GAAP basis was $8.7 million for the quarter compared to income before income taxes of $18.3 million for the first quarter of the previous fiscal year. Reflecting the non-deductibility of the non-cash mark-to-market valuation loss on the Company’s debt and legacy cross-currency interest rate swap agreements in Canada, the effective income tax rate for the three months ended September 30, 2011 was 124.1% on a GAAP basis, resulting in a reported net loss of $2.1 million compared to net income of $12.2 million for the first quarter of the previous fiscal year. Likewise, reflecting the net impact of the non-cash mark-to-market valuation charges for the quarter, diluted earnings per share on a GAAP basis was a loss of $0.05 for the fiscal 2012 first quarter, compared to net diluted earnings of $0.33 per share for the first quarter of the previous fiscal year.

Regarding operating earnings for the first quarter, excluding the net non-recurring charges for the quarter, the non-cash interest expense resulting from the adoption of ASC 470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, pro forma income before income taxes was $34.7 million for the quarter, an increase of 87.6% compared to $18.5 million for the three months ended September 30, 2010. Considering a pro forma effective income tax rate from operations of 34.0%, diluted operating earnings per share was $0.50 for the fiscal 2012 first quarter compared to $0.32 for the first quarter of the previous fiscal year, representing an increase of 56.3%. A table reconciling pro forma income before income taxes and diluted operating earnings per share to GAAP basis income before income taxes and GAAP basis diluted earnings per share is included on page 11 of this News Release.

Company Liquidity

As of September 30, 2011, the Company’s debt structure consisted of a $44.8 million tranche of U.S. senior convertible notes due 2027 and a $120.0 million tranche of U.S. senior convertible notes due 2028. In addition, the Company has a $600.0 million tranche of senior unsecured notes that are not due until December 2016. Thus, there are presently no mandatory debt principal payment obligations for the Company until potentially the first put date of December 2012 for the $44.8 million tranche of U.S. senior convertible notes.

As of September 30, 2011, the Company had drawn $134.6 million of its $200.0 million global revolving credit facility. Furthermore, as of September 30, 2011, the Company had drawn £5.3 million of its £7.0 million credit facility in the United Kingdom, and had drawn SEK 257.0 million and EUR 16.9 million of its total SEK 325.0 million and EUR 17.5 million credit facilities in Scandinavia, in order to fund the growth of the U.K. business and growth of the pawn pledge book in Scandinavia, respectively.

Fiscal Year 2012 Outlook

Considering the recent volatility of the U.S. Dollar principally in relation to the Canadian and United Kingdom currencies over the past several weeks, which naturally affects the translation of the Company’s substantial international financial results into U.S. Dollars per GAAP, the Company is reaffirming its earnings guidance for fiscal year 2012 of adjusted EBITDA between $295.0 million and $310.0 million and operating diluted earnings per share, which excludes any one-time charges or gains that may occur, the non-cash impact of ASC-470-20, and the non-cash amortization associated with the legacy cross-currency interest rate swap agreements, of between $2.00 and $2.15 per share. The operating earnings per share guidance considers an effective income tax rate from operations of 34.0%.

Investors Conference Call

The Company will be holding an investor’s conference call on October 27, 2011 at 5:00 pm ET to discuss its results for the fiscal first quarter ended September 30, 2011. Investors can participate in the conference call by dialing (888) 200-2794 (U.S. and Canada) or (973) 935-8766 (International); use the confirmation code “Dollar”. Hosting the call will be Jeffrey A. Weiss, Chairman and CEO, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through November 10, 2011. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and enter passcode “15949256.”

The conference call will also be broadcast live through a link on the Investor Relations page on the Company’s web site at http://www.dfcglobalcorp.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About DFC Global Corp.

DFC Global Corp. is a leading international diversified financial services company serving primarily unbanked and under-banked consumers and small business owners who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. Through its approximately 1,300 retail storefront locations, multiple Internet websites and mobile phone and other remote platforms, the Company provides a variety of consumer financial products and services in seven countries across North America and Europe—Canada, the United Kingdom, the United States, Sweden, Finland, Poland and the Republic of Ireland. The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the range of financial services it offers, the convenience of its products, the multiple ways in which they may conduct business with the Company and its high-quality customer service.

The Company’s products and services, principally its short-term single-payment consumer loans, secured pawn loans, check cashing services and gold buying services, provide customers with immediate access to cash for living expenses or other needs. The Company strives to offer its customers additional high-value ancillary services, including Western Union® money order and money transfer products, foreign currency exchange, reloadable VISA® and MasterCard® prepaid debit cards and electronic tax filing. In addition to its core retail products, the Company also provides fee-based services in the United States to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank through the Company’s branded Military Installment Loan and Education Services, or MILES®, program.

The Company’s networks of retail locations in Canada and the United Kingdom are the largest of their kind by revenue in each of those countries. The Company believes it is also the largest pawn lender in Europe by revenue. At September 30, 2011, the Company’s global retail operations consisted of 1,285 retail storefront locations, of which 1,219 are company-owned stores, conducting business primarily under the names Money Mart®, The Money Shop®, Insta-Cheques®, mce®, Suttons and Robertson®, The Check Cashing Store®, Sefina®, Helsingin PanttiSM, Optima® and MoneyNow!®. In addition to its retail stores, the Company also offers Internet-based short-term single-payment consumer loans in the United Kingdom primarily under the brand names Payday Express® and PaydayUK®, in Canada under the Money Mart name, and Finland and Sweden primarily under the Risicum® and OK Money® brand names. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Forward-Looking Statements
This news release contains forward looking statements, including, among other things, statements regarding the following: pending or recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; expected financing initiatives; and the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the consummation of announced pending acquisitions, the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate announced pending acquisitions, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian, U.K., Scandinavia or other foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the Company’s results, the Company has also disclosed in this press release the following information which management believes provides useful information to investors:

•	Local currency results (the reported results for each country in their respective native currencies).

•	Constant currency results (the Company calculates constant currency operating results by comparing current period operating results with prior period operating results, with both periods converted at the currency exchange rates for the prior period).

•	Pro forma operating results excluding one-time and non-cash charges and credits and adjusted for pro forma effective income tax rates.

DFC GLOBAL CORP.
UNAUDITED CONSOLATED BALANCE SHEETS
(In millions)

	June 30,	September 30,
	2011	2011
Assets:
Cash and cash equivalents	$189.0	$196.5
Consumer loans, net:
Consumer loans	176.8	188.2
Less: Allowance for loan losses	(14.9)	(16.6)

Consumer loans, net	161.9	171.6
Pawn loans	136.2	137.0
Loans in default, net	13.8	24.2
Prepaid expenses and other current assets	69.7	67.2
Deferred tax assets, net	21.3	18.9
Property and equipment, net	100.0	100.4
Goodwill and other intangibles, net	932.0	922.2
Debt issuance costs, net and other assets	38.9	36.6

Total Assets	$1,662.8	$1,674.6

Liabilities:
Accounts and income taxes payable	$74.8	$59.7
Accrued expenses and other liabilities	162.8	159.8
Fair value of derivatives	73.9	44.2
Deferred tax liability	53.8	54.4
Revolving credit facilities and other short-term debt	95.7	168.3
Total long-term debt	775.2	766.1

Total Liabilities	1,236.2	1,252.5

Stockholders’ Equity:
Additional paid-in capital	469.2	471.6
Accumulated deficit	(49.7)	(51.8)
Accumulated other comprehensive income	7.6	3.0

Total DFC Global Corp. Stockholders’ Equity	427.1	422.8
Non-controlling interest	(0.5)	(0.7)

Total Stockholders’ Equity	426.6	422.1

Total Liabilities and Stockholders’ Equity	$1,662.8	$1,674.6

DFC GLOBAL CORP.
UNAUDITED CONSOLATED STATEMENTS OF OPERATIONS
(In millions except per share amounts)

	Three Months Ended
	September 30,
	2010	2011
Revenues:
Fees from consumer lending	$92.0	$157.0
Check cashing	35.3	36.2
Pawn service fees and sales	6.3	20.8
Purchased gold sales	11.1	15.9
Money transfer fees	7.2	9.6
Other	22.3	22.1

Total revenues	174.2	261.6

Operating expenses:
Salaries and benefits	40.7	53.8
Provision for loan losses	14.0	31.8
Occupancy costs	11.6	15.0
Advertising	5.8	14.0
Depreciation	3.6	5.6
Bank charges and armored carrier services	3.8	5.4
Maintenance and repairs	3.3	4.1
COGS — purchased gold	7.7	12.1
Other	15.4	23.5

Total operating expenses	105.9	165.3

Operating margin	68.3	96.3

Corporate and other expenses:
Corporate expenses	25.4	31.1
Interest expense, net	21.6	24.5
Other depreciation and amortization	2.7	6.4
Unrealized foreign exchange (gain) loss	(14.6)	42.4
(Gain) loss on derivatives not designated as hedges	13.8	(20.8)
Reserve for litigation settlements	0.2	4.0
Loss on store closings and other	0.9	-

Income (loss) before income taxes (incl. non-controlling interest)	18.3	8.7
Income tax provision	6.1	10.8

Net income (loss)	$12.2	$(2.1)

Net income per share
Basic	$0.34	$(0.05)
Diluted	$0.33	$(0.05)
Weighted average shares outstanding
Basic	36.4	43.7
Diluted	37.3	43.7

Pro forma Net Income Reconciliation

Pro forma net income is not an item prepared in accordance with GAAP. The Company defines pro forma net income as net income adjusted to exclude one-time and non-cash charges and credits as described below, and diluted operating earnings per share as pro forma net income divided by weighted average diluted shares outstanding. The Company presents pro forma net income and diluted operating earnings per share as indications of its financial performance excluding one-time and other net non-cash charges and to show comparative results of its operations. Not all companies calculate pro forma net income or diluted operating earnings per share in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to pro forma net income (dollars in millions) and diluted operating earnings per share:

DFC GLOBAL CORP.
PRO FORMA NET INCOME (excluding one-time items & effects of ASC 470-20)
(In millions except per share amounts)

	Three Months Ended
	September 30,
	2010	2011
Income before income taxes (incl. non-controlling interest)	$18.3	$8.7
Pro forma adjustments:
Non-cash interest on convertible debt (ASC 470-20)	2.0	2.2
Unrealized foreign exchange (gain) loss	(14.6)	42.4
Non-cash impact of hedge ineffectiveness	9.5	(25.6)
Cross-currency swap amortization	1.6	1.7
Reserve for litigation settlements	0.2	4.0
Acquisition costs expensed	1.1	1.1
Loss on store closings and other	0.4	0.2

Pro forma income before income taxes	18.5	34.7
Pro forma income taxes (35% for 2010; 34% for 2011)	6.5	11.8

Pro forma net income	$12.0	$22.9

Weighted average diluted shares outstanding	37.3	46.0

Diluted operating earnings per share	$0.32	$0.50

Diluted GAAP earnings (loss) per share	$0.33	$(0.05)

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. The Company defines Adjusted EBITDA as earnings before interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, loss on store closings, litigation settlements, and other items described below. The Company presents Adjusted EBITDA as an indication of operating performance, as well as its ability to service its future debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether the Company’s cash flow will be sufficient to fund all of its cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Not all companies calculate Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on the Company’s Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in millions):

	Three Months Ended
	September 30,
	2010	2011
Income before income taxes (incl. non-controlling interest)	$18.3	$8.7
Add:
Depreciation and amortization	6.3	12.0
Interest expense, net	21.6	24.5
Stock based compensation expense	2.0	2.1
Unrealized foreign exchange (gain) loss	(14.6)	42.4
(Gain) loss on derivatives not designated as hedges	13.8	(20.8)
Reserve for litigation settlements	0.2	4.0
Acquisition costs expensed	1.1	1.1
Loss on store closings and other	0.3	-

Adjusted EBITDA	$49.0	$74.0

DFC GLOBAL CORP.
UNAUDITED STORE DATA

	Three Months Ended
	September 30,
	2010	2011
Beginning Company-Operated Stores
United States	325	312
Canada	403	455
United Kingdom	330	400
Poland	-	3
Sweden	-	16
Finland	-	12

Total Beginning Company-Operated Stores	1,058	1,198

De novo Store Builds
United States	-	-
Canada	-	1
United Kingdom	14	19
Poland	1	1
Sweden	-	-
Finland	-	-

Total	15	21

Acquired Stores
United States	-	-
Canada	-	2
United Kingdom	-	-
Poland	-	-
Sweden	-	-
Finland	-	-

Total	-	2

Closed Stores
United States	4	1
Canada	-	-
United Kingdom	2	1
Poland	-	-
Sweden	-	-
Finland	-	-

Total	6	2

Ending Company-Operated Stores
United States	321	311
Canada	403	458
United Kingdom	342	418
Poland	1	4
Sweden	-	16
Finland	-	12

Total Ending Company-Operated Stores	1,067	1,219

Ending Franchise/Agent Stores
U.S.	6	-
Canada	62	20
U.K.	58	46

Total Ending Franchise/Agent Stores	126	66

Total Ending Store Count	1,193	1,285